PLS CPA, A PROFESSIONAL CORPORATION

t 4725 MERCURY STREET #210 t SAN DIEGO t CALIFORNIA 92111 t

t TELEPHONE (858)722-5953 t FAX (858) 761-0341 t FAX (858) 764-5480

t E-MAIL changgpark@gmail.com t

 January 10, 2012

To Whom It May Concern:

We hereby consent to the use in this Registration Statement on Form S-1 Amendment no.3 of our report dated October 24, 2011 relating to the financial statements as of September 30, 2011 and 2010 of Tireless Steps, Inc., which appears in such Registration Statement. We also consent to the references to us under the headings “Experts” in such Registration Statement

Very truly yours,

/s/ PLS CPA

____________________________

PLS CPA, A Professional Corp.

San Diego, CA 92111

Registered with the Public Company Accounting Oversight Board